Exhibit 4.12

[Execution Copy]

PRIVATEBANCORP, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated as of January 1, 2009)

This Deferred Compensation Plan (the “Plan”) allows Participants to defer receipt of all or part of amounts payable as Base Compensation or Bonus, or, prior to 2005, under stock-based Awards. The Plan is intended to benefit those key executives and non-employee directors of the Company and subsidiaries as to secure their goodwill, loyalty and achievement, and to help attract and retain high quality executive and non-employee directors.

Article I

Definitions

The following definitions apply to this Plan:

1.1 Account. “Account” means the Account maintained by the Company pursuant to Article II with respect to each Participant and each deferral election by such Participant.

1.2 Annual Deferral Amount. “Annual Deferral Amount” means, with respect to each Plan Year commencing with the 2009 Plan Year, that portion of a Participant’s Base Compensation and Bonus that a Participant elects to have, and is deferred, in accordance with Article II, for that Plan Year. In the event of a Participant’s death, Disability or other Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.3 Award. “Award” means a stock option, stock appreciation rights, performance shares or units, restricted shares or unit, or annual or other incentive award received by a Participant under an LTIP.

1.4 Board. “Board” or “Board of Directors” means the Board of Directors of the Company.

1.5 Base Compensation. “Base Compensation” means with respect to an employee Participant, such Participant’s base salary and, with respect to a non-employee director Participant, such Participant’s cash retainer and meeting fees.

1.6 Bonus. “Bonus” means an employee Participant’s annual incentive or other bonus, whether earned under an Award or otherwise.

1.7 Change of Control. “Change of Control” shall mean the occurrence of a “change of control” as defined under the LTIP which was most recently-approved by the company’s stockholders; provided, however, that for purposes of determining the terms or form of distribution of deferrals triggered by a Change of Control, such occurrence shall constitute a Change of Control for such purpose only if the occurrence is also a “change in control event” under Code Section 409A.

1.8 Code Section 409A. “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, together with all regulations, notices and guidance thereunder promulgated from time to time by the Internal Revenue Service.

1.9 Committee or Compensation Committee. “Committee” or “Compensation Committee” means the Compensation Committee of the Board or any successor committee having similar authority.

1.10 Company. “Company” means PrivateBancorp, Inc., a Delaware corporation.

1.11 Company Common Stock or Common Stock. “Company Common Stock” or “Common Stock” means the common stock of the Company.

1.12 Determination Date. “Determination Date” means the last day of each calendar quarter.

1.13 Disability. “Disability” means a Participant is:

(a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

1.14 Investment Options. “Investment Options” means the following investment options which are to be used as earnings indices as described in Section 2.2:

a. Fixed Income Account; or

b. Deferred Stock Unit (“DSU”) Account.

Amounts allocated to the Fixed Income Account shall be credited to such account as of the date the amount would otherwise have been paid to the Participant, and such amounts shall be credited as of each Determination Date with “interest” based on the rate of interest as charged by The Private Bank and Trust Company as its “prime rate” of interest on the first business day of the calendar quarter ending on the Determination Date; provided however, effective as of January 1, 2008, in no event shall such “interest” credit for any period exceed 120% of the applicable federal long-term rate, with quarterly compounding, as of the first business day of such calendar quarter. Amounts allocated to the Deferred Stock Unit Account during a calendar quarter shall be credited to such account as of the date the amount would otherwise have been paid to the Participant and such amount shall be credited with “interest” as of the next Determination Date and converted as of such date into the number of DSUs equal to the cash amounts and interest credited divided by the fair market value of a share of Common Stock (as defined in the Incentive Compensation Plan as of the Determination Date). Shares of Common Stock that would otherwise have been paid under an Award shall be credited as DSUs under the

Deferred Stock Unit Account, on a one-for-one basis, as of the date such Common Stock would otherwise have been paid or distributed to the Participant. The ability to elect to have cash amounts credited as DSUs is intended to constitute an award under a deferred compensation plan under the Incentive Plan and shares of Common Stock issued as a result of such elections shall be treated as issued under such Plan.

1.15 Option. “Option” means a nonqualified stock option Award.

1.16 LTIP. “LTIP” means the Company’s Amended and Restated Stock Incentive Plan, the Company’s Incentive Compensation Plan, the Company’s 2007 Long Term Incentive Compensation Plan, and any similar or successor plan, program or agreement.

1.17 Participant. “Participant” means an employee of the Company or a subsidiary who is designated by the Committee as eligible to participate in this Plan, and each non-employee director of the Company or any of its subsidiaries, who elects to participate in this Plan by filing a deferral election as provided in Article II.

1.18 Plan. “Plan” means this PrivateBancorp, Inc. Deferred Compensation Plan as set forth herein and as amended from time to time.

1.19 Plan Administrator. “Plan Administrator” means the employee benefits committee of the Company , or any successor committee having similar authority, or such other individual or committee as may be determined by the Committee from time to time.

1.20 Share Awards. “Share Award” means an award payable in shares of Common Stock.

1.21 Short-Term Payout. “Short-Term Payout” means the payout set forth in Section 3.2.

1.22 Plan Year. “Plan Year” means the calendar year.

1.23 “Performance-Based Compensation.” “Performance-Based Compensation” means:

a. Compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria (which need not have been approved by the Board or a committee thereof, or the Company’s stockholders) relating to a performance period of at least twelve (12) consecutive months. For this purpose, organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.

b. Performance-Based Compensation also includes compensation based upon subjective performance criteria, provided that:

(1) The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

(2) The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

1.24 Pre-2009 Deferral Amount. “Pre-2009 Deferral Amount” means the balance of a Participant’s Account attributable to amounts deferred with respect to Plan Years prior to the 2009 Plan Year.

1.25 Specified Employee. “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Plan Administrator in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

a. The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to:

(1) Any safe harbor provided in Treas. Reg. §1.415(c)-2(d);

(2) Any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e); and

(3) Any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

b. Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Termination of Employment during the 12-month period that begins on the April 1st following the applicable identification date.

1.26 Separation from Service, Termination or Termination of Employment. “Separation from Service,” “Termination” or “Termination of Employment” shall mean the termination of employment or termination of service as a director, as the case may be, from the Company and all subsidiaries for any reason, which constitutes a “separation from service” as defined in Treas. Reg. §1.409A-1(h). With respect to any Participant who is both an employee and a director, separation from service as an employee shall constitute a separation from service for purposes of deferral amounts attributable to compensation earned as an employee and separation from service as a director shall constitute separation from service for purposes of amounts attributable to compensation as a director.

1.27 Unforeseeable Financial Emergency. “Unforeseeable Financial Emergency” means an occurrence constituting an unforeseen financial emergency as determined in accordance with Treasury Regulation 1.409A-3(i)(3).

Article II

Deferral Elections: Accounts

2.1 Election to Defer.

a. Base Compensation. For each Plan Year, a Participant may elect to defer receipt of up to all (or, in the case of an employee Participant, up to 50%) of his or her Base Compensation. A Participant’s election must be made no later than December 31st of the Plan Year preceding the Plan Year in which the Participant renders the services which result in the payment of the Base Compensation.

b. Bonus. For each Plan Year, a Participant may elect to defer receipt of all or a portion of his or her anticipated Bonus. A Participant’s election must be made no later than December 31st of the Plan Year preceding the Plan Year in which the Participant renders the services which results in the Bonus; provided, however that if such Bonus constitutes “Performance-Based Compensation,” then the Committee may provide that such election may be made as late as the date which is six-months prior to the end of the performance period during which the Bonus is earned.

c. Awards. No amounts attributable to Awards may be deferred under the Plan after 2004. Prior to 2005, Participants were permitted to elect under the Plan to defer receipt of all or a portion of the amount of cash or shares of Company Common Stock earned under an Award. A Participant’s election to defer with respect to an Award, whether payable in cash or Company Common Stock, was required to be made no later than the December 31 preceding the date such Award will be paid, and at least 60 days prior to the date such cash or Common Stock is payable under the Award.

d. Options and Share Awards. No amounts attributable to Option and Share Awards may be deferred under the plan after 2004. Notwithstanding the foregoing, the following provisions shall apply to elections made prior to 2005 to defer receipt of Common Stock relating to Options and Share Awards. In order to be effective with respect to the exercise of any Option, a deferral election form must have been executed by the Participant: (A) in a calendar year preceding the exercise of such Option or payment of any Share Award; and (B) at least six months prior to the exercise of such Option or payment of any Share Award. If a Participant had executed a deferral election form, and such deferral election form is effective under the terms of the Plan with respect to an Option being exercised, then the Option price or payment of any Share Award, payable to the Company in full solely by tendering shares of Common Stock, in accordance with the terms of the Award.

e. Initial Year of Participation. An election to defer executed by a Participant during the first 30 days following the date the individual first becomes eligible to participate in this Plan, shall be effective with respect to any amounts payable as Base Compensation or Bonus after the date of such election to defer without regard to the dates set forth in paragraphs 2.1a to 2.1d above.

f. Election Form. Any deferral election under this paragraph 2.1 shall be made on a form supplied by the Plan Administrator and within the time periods set forth above.

The election to defer is irrevocable as of the last day upon which such election may be made; provided, however, that an election under Section 2.1b relating to a Bonus amount may, to the extent permitted by the Plan Administrator and Code Section 409A, be subject to change until a date which is not later than six months prior to the end of the performance period in which such Bonus is earned, if such Bonus qualifies a Performance-Based Compensation.

2.2 Accounts.

a. Establishment of Account. Any amounts deferred by a Participant will not be funded or set aside for future payment by the Company. Instead, an Account will be noted for the Participant on the Company’s books. A Participant’s Account will be credited with amounts deferred and with investment credits as provided in paragraph c. below. A separate Account will be established for each deferral election.

b. Participants as Unsecured Creditors. A Participant’s entitlement to receive the amount reflected by his or her Account will be based solely on an unfunded unsecured unconditional promise to pay by the Company that is not assignable; however, except as provided in Section 7.5 below, the Participant at all times will be fully vested in the Account.

c. Investment Credits to Account. Subject to such limitations as may from time to time be required by law, imposed by the Plan Administrator or as set forth in paragraph (2) below, and subject to such operating rules and procedures as may be imposed from time to time by the Plan Administrator, each Participant may express to the Plan Administrator a preference as to how the Participant’s Accounts should be constructively invested among the Investment Options. Such preference shall designate the percentage of the Participant’s Accounts which is requested to be constructively invested in each Investment Option.

(1) Any initial or subsequent expression of investment preference shall be in writing, on a form supplied by and filed with the Plan Administrator. Subject to paragraph (5) of this paragraph 2.2c, Participants may change their investment preferences effective as of the beginning of each Plan Year, or more frequently if permitted in the discretion of the Plan Administrator. If the Plan Administrator receives an initial or revised investment preference which it deems to be incomplete, unclear or improper, the Participant’s investment preference then in effect shall remain in effect (or, in the case of a deficiency in an initial investment preference, the Participant shall be deemed to have filed no investment preference) until the beginning of the next Plan Year, unless the Plan Administrator provides for, and permits the application of, corrective action prior thereto. If a Participant fails to file an effective investment preference, the Participant’s Accounts will be constructively invested in the Fixed Income Account.

(2) Amounts allocated to the Investment Options shall be credited as set forth in Section 1.14 above. In addition, the foregoing provisions of this paragraph 2.2c to the contrary notwithstanding: (i) the Participant’s Accounts credited as DSUs shall be credited from time to time with the amount of any dividends declared and paid on such Company Common Stock, and shall be adjusted in connection with any stock dividend, split, reorganization, liquidation or other event which affects the number of shares of Common Stock represented by such DSUs; (ii) amounts deferred under Options and Share Awards shall only be credited to the Deferred Stock Unit Account; and (iii) no amounts credited as DSUs may be transferred to the Fixed Income Fund.

d. Statement of Accounts. Within a reasonable time after the end of each Plan Year, the Plan Administrator shall submit to each Participant a statement of the balance in his Accounts.

Article III

Distribution of Deferrals

3.1 Distribution Options in Deferral Election. Upon making an election to defer for a Plan Year, a Participant must specify when the Annual Deferral Amount attributable to such Plan Year will be distributed. Distribution may be made or begin upon the earlier to occur of one or more of the following events or dates: Separation from Service (or a date which is not more than five years after Separation from Service), the date of a Short-Term Payout, or the date of a Change of Control, as elected by the Participant (in each case determined in accordance with Code Section 409A); provided that distributions following a Separation from Service must begin not later than the Plan Year following the calendar year in which the Participant attains age 70. The Participant may elect to receive the Annual Deferral Amount in a lump sum or in up to ten annual installments. A Participant’s distribution election will apply only to the Annual Deferral Amount credited to his or her Account for that Plan Year. Participants with a Pre-2009 Deferral Amount may, in accordance with Section 3.10, make a separate distribution election with respect to such amount. The amount of a Participant’s Account credited as DSUs shall be distributed in the form of Company Common Stock. All other amounts shall be distributed in cash.

3.2 Short-Term Payout. In connection with the Participant’s distribution election with respect to all or a portion of the Pre-2009 Deferral Amount and in connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future Short-Term Payout from the Plan. The Participant may elect to receive the Short-Term Payout in a lump sum payment or in up to ten annual installments. The Short-Term Payout amount will equal the Annual Deferral Amount plus amounts credited or debited on that amount, determined at the time that the Short-Term Payout becomes payable. Each Short-Term Payout elected shall be paid in accordance with Section 3.5 during the calendar year designated by the Participant as the payment year for the Annual Deferral Amount (“Short Term Payment Year”), provided that such Short Term Payment Year shall be at least two Plan Years after the Plan Year in which such amounts are actually deferred. By way of example, if a two year Short-Term Payout is elected for an Annual Deferral Amount attributable to the Plan Year commencing January 1, 2009, the two year Short-Term Payout could become payable during a 30-day period commencing January 1, 2012.

3.3 Changes in Distribution Options.

a. Except as may be permitted under Section 3.10, a Participant is entitled to one future opportunity to further lengthen (not shorten) the deferral period in accordance with Section 3.5b.

b. Any change in the deferral period or the payment schedule must be submitted to the Plan Administrator in writing, on a form provided by the Plan Administrator. To be effective such change must be filed at least twelve months before the date payments were originally scheduled to begin, must specify a date permitted by Section 3.1 above and must defer the date of payment by at least five years. For purposes of compliance with this Section 3.2b, installment payments shall be considered a single payment. No change in the deferral period shall be permitted if such change would cause payments to begin after the Plan Year following the calendar year in which the Participant attains age 70.

3.4 Disability. Notwithstanding anything under this Article III to the contrary, a Participant who becomes Disabled prior to the occurrence of his or her elected distribution event(s) or date(s) shall receive payment of his or her Accounts as soon as administratively feasible following the date on which he or she is determined to be Disabled, but in no event later than thirty (30) days after such date. For purposes of this section 3.4, “Participant” shall not include non-employee directors.

3.5 Payment of Deferred Amounts.

a. Upon or within thirty (30) days after the distribution event or date elected by the Participant, the Company shall begin to pay to the Participant an amount equal to the total amount, including earnings, then credited to the Participant’s Accounts (or then scheduled for Short-Term Payout). If the Participant elected annual installment payments, each annual installment shall be equal to the unpaid balance of the Account (or Short-Term Payout amount) divided by the number of installment payments then remaining to be paid (including the installment payment then being made). Investment credits shall be made on the remaining balance until the Account (or Short-Term Payout) shall have been paid in full. A Participant may continue to express investment preferences as provided in paragraph c of Section 2.2 during the period that an Account is being distributed.

b. If the Participant dies before payment in full of the amount standing to the Participant’s credit in the Accounts, the unpaid balance shall be paid in one lump sum or in substantially equal installments to the Participant’s beneficiary over the remaining distribution period elected by the Participant. If the Participant dies before the beginning date of the deferred payment, the balance of the Accounts will be paid in a lump sum to the designated beneficiary, or if none, to the estate of the Participant within 90 days after the Participant’s death.

c. If both the Participant and his beneficiary die after payments to the Participant begin and before all payments are made from the Participant’s Accounts, the remaining value of the Accounts shall be determined as of the date of death of the beneficiary or Participant, whichever is later, and shall be paid as promptly as possible in one lump sum to the estate of the survivor of the Participant and such beneficiary.

d. A Participant may designate or change his or her beneficiary (without the consent of any prior beneficiary) on a form provided by the Plan Administrator and delivered to the Plan Administrator before the Participant’s death.

e. Subject to Section 3.1, installment payments shall commence on or before the February 1 of the Plan Year selected by the Participant (or on or before the fifteenth day of the Plan Year after the calendar year in which the Participant’s employment or directorship has terminated, if the Participant has elected to defer until such termination).

f. Notwithstanding anything in this Section 3.5 to the contrary, the payment of the Participant’s Accounts upon Separation from Service to a Participant who is also a

Specified Employee (determined as of the date of his or her Separation from Service), shall be paid in accordance with Section 3.5 below.

3.6 Hardship Distributions. The Compensation Committee may, in its discretion, accelerate payments to a Participant in the event of demonstrated Unforeseeable Financial Emergency. Any such payments made will be limited to the amount needed to meet the demonstrated financial need. A Participant seeking a withdrawal from his or her Account for Unforeseeable Financial Emergency must request a hearing with the Plan Administrator, who will gather facts and render a report to the Compensation Committee for a decision.

3.7 Six-Month Delay for Specified Employees. Notwithstanding anything in Section 3.5 to the contrary, the payment of any amount which becomes payable to a Participant on account of, and is payable within six months after, such Participant’s Separation from Service (other than due to death or due to disability as defined under Code Section 409A) shall, if such Participant is a Specified Employee, be delayed and paid within thirty days following the date which is six months after such Separation from Service. Such amount shall continue to be adjusted for investment credits until paid.

3.8 Cashout. Notwithstanding anything in this Article III to the contrary, if the balance of a Participant’s Accounts in this Plan and all other nonqualified deferred compensation plans maintained by the Company is less than the dollar limitation in effect under Code Section 402(g) at the time of Separation from Service, payment of the Account Balance shall be made in a lump sum.

3.9 Withholding. Any payments made pursuant to this Article III shall be subject to appropriate federal, state or local income tax withholdings. Any withholdings required in respect of a distribution of Company Common Stock shall be deducted from other cash amounts then distributed hereunder or, if none, from other cash compensation payable to Participant. If no other cash compensation is then payable to the Participant then, in the discretion of the Committee, such distribution of Company Common Stock shall be deferred until such time as (a) such cash distribution or other compensation is payable to the Participant that can be withheld hereunder, or (b) the Participant deposits with the Company such amount of cash and/or directs the Company to withhold from such distribution such number of shares of Company Common Stock having a fair market value (as defined in the Incentive Compensation Plan) equal to the amount required to satisfy such withholding tax obligation.

3.10 409A Transition Elections. Notwithstanding anything in this Plan to the contrary, effective through December 31, 2008 or such other date as provided for by the Internal Revenue Service (“IRS”), a Participant may make new distribution elections with respect to his Pre-2009 Deferral Amount; provided that any such elections comply with applicable IRS guidance.

Article IV

Claims Procedure

4.1 Claims Procedures. The following provisions are incorporated in the Plan in accordance with the requirements of the Employee Retirement Income Security Act of 1974:

a. The following claims procedure is hereby established:

(1) A Participant or beneficiary shall make a claim for the benefits provided hereunder by delivering a written request to the Plan Administrator. Upon receipt of a claim, the Plan Administrator shall determine whether to grant the claim, deny it, or grant it in part.

(2) If a claim is wholly or partially denied, notice of the decision, meeting the requirements of paragraph (3) following shall be furnished to the claimant within a reasonable period of time after receipt of a claim by the Plan Administrator.

(3) The Plan Administrator shall provide to every claimant who is denied a claim for benefits, written notice setting forth in a manner calculated to be understood by the claimant, the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the Plan’s claim review procedure as set forth herein.

(4) The purpose of the review procedures set forth herein is to provide a procedure by which a claimant under the Plan may have a reasonable opportunity to appeal a denial of a claim to the named fiduciary for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative may request a review upon written application to the Committee; may review pertinent Plan documents; and may submit issues and comments in writing. A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Plan Administrator at any time within sixty (60) days after receipt by the claimant of written notice of denial of this claim.

(5) The decision on review of a denied claim shall be made as follows. The decision on review shall be made by the Plan Administrator, which may in its discretion hold a hearing on the denied claim. The Plan Administrator shall make a decision promptly, and not later than sixty (60) days after receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time , in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. The decision on review shall be in writing and shall include specific reasons for the decisions, written in the manner calculated to be understood by the claimant, and specific references to the pertinent Plan revisions on which the decision is based. The Plan Administrator shall have full discretion to decide the claim and its decision on review shall be final and binding on all parties.

b. For the sole purpose of implementing the claims procedure (and not for any other purposes), the Plan Administrator is hereby designated as a named fiduciary of this Plan.

Article V

Plan Administrator

5.1 Plan Administrator Duties. The Plan Administrator shall administer this Plan. All members of the committee comprising the Plan Administrator may be Participants. A member of the committee comprising the Plan Administrator who is a Participant may not vote on matters affecting his or her personal benefit under this Plan, but any such individual shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan.

5.2 Agents. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them or to others (including employees of the Company) such administrative duties as it sees fit. The Plan Administrator may from time to time consult with counsel, who may be counsel to the Company.

5.3 Binding Effect of Decisions. In carrying out its duties herein, the Plan Administrator (or its designee) shall have full discretion to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be final and binding on all parties.

5.4 Indemnity. The Company shall indemnify and hold harmless the Plan Administrator and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

Article VI

Amendment and Termination

6.1 Amendment. Subject to Article VIII below, the Committee may at any time amend the Plan in whole or in part. However, no amendment shall be effective to decrease or restrict any then existing Account or to change the Company’s obligations under any then existing deferral election or as otherwise may be provided in an agreement entered into between the Company and the Participant prior to the date of such deferral election.

6.2 Board’s Right to Terminate. Subject to Article VIII below, the Board may at any time terminate the Plan in its entirety, in which event no new deferral elections shall be made, but the obligations of the Company under existing deferral elections shall continue.

Article VII

Miscellaneous

7.1 Unfunded Plan. With respect to the participation of employees hereunder, this Plan is intended to be an “unfunded” plan maintained primarily to provide deferred compensation for a “select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and shall be so construed.

7.2 Unsecured General Creditor. This Plan is unfunded. Benefits shall be paid from the Company’s general assets. Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets owned or which may be acquired by the Company. Such assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors or assigns, or held in any way as collateral security against the obligations of the Company under this Plan. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future. The Company in its sole discretion, may, however, elect to provide for its liabilities under this Plan through a trust or funding vehicle, provided, however, that the terms of any such trust or funding vehicle shall not alter the status of Participants and beneficiaries as mere general unsecured creditors of the Company or otherwise cause the Plan to be funded or benefits taxable to Participants except upon actual receipt.

7.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. The rights to all such amounts are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owned by Participants or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, except as required by law.

7.4 Not a Contract of Employment or Directorship. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment or for services as a director between the Company and a Participant, and a Participant shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge an employee at any time. This foregoing provisions of this Section 7.4 to the contrary notwithstanding, this Plan shall not diminish any rights or increase any obligations of a Participant or the Company under any employment agreement entered into by the Participant and the Company prior to such Participant’s deferral election, or after such deferral election to the extent that such employment agreement specifically provides that it shall supersede any inconsistency with the terms of this Plan.

7.5 Forfeiture of Benefits. If a Participant’s employment or service as a director is terminated because of willful misfeasance or gross negligence in the performance of his or her duties, his or her right to benefits under this Plan shall, in the discretion of the Committee, be forfeited, and the Company shall have no further obligation hereunder to such Participant or his or her beneficiary(ies).

7.6 Terms. Use of the masculine, feminine and neuter pronouns in this Plan are intended to be interchangeable and use of the singular will include the plural, unless the context clearly indicates otherwise.

7.7 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.8 Governing Law. This Plan shall be governed by the laws of the United States and, to the extent not preempted thereby, the laws of Delaware.

7.9 Validity. The illegality or invalidity of any provision of this Plan shall not affect its remaining parts, but this Plan shall be construed and enforced without such illegal or invalid provisions.

7.10 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

Plan Administrator

PrivateBancorp, Inc.

70 West Madison Street; Suite 900

Chicago, IL 60602

Attn: Corporate Secretary

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

7.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporation or other business entity which shall, whether by merger, consolidation, purchase of assets, or otherwise, acquire all or substantially all of the business or assets of the Company, and successors of any such corporation or other business entity.

7.12 Incapacity. If the Plan Administrator finds that any Participant or beneficiary to whom a benefit is payable under this Plan is unable to care for his affairs, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Plan Administrator, to any person who is charged with the support of the Participant or beneficiary. Any such payment shall be payment for the account of the Participant and shall be a complete discharge of any liability of the Company under the Plan to the Participant or beneficiary.

Article VIII

Effect of Change of Control

8.1 Effect of Change in Control. Despite the provisions of Article VI above, following a Change of Control, the provisions of this Plan or any Participant’s deferral election may not be amended or terminated in any manner with respect to a Participant or beneficiary if such amendment or termination would have an adverse effect in any way upon the computation or amount of or entitlement to benefits of such Participant or beneficiary under the Plan as in effect immediately prior to the Change of Control, including, but not limited to, any adverse change in or to the crediting or debiting of amounts to the Accounts or the time or manner of payment of the Accounts to any Participant or beneficiary, unless the Participant or beneficiary has given written consent to such amendment or termination. An “adverse change” for purposes of this Section 8.1 shall include, but not be limited to, any acceleration of the payment of the Accounts payable to the Participant or beneficiary or the Participant’s (other than an acceleration in accordance with the Participant’s election pursuant to Article III above) or beneficiary’s ability to allocate his or her Accounts among such Investment Options.

8.2 Nonqualified Trust. In the event of a Change of Control, the Company shall establish a grantor trust (the “Trust”) in connection with this Plan for the purpose of assisting the Company in the administration and payment of amounts under this Plan. The Company shall upon establishment and at least annually transfer thereafter to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, assets equal to its future liabilities created with respect to this Plan. The provisions of this Plan shall govern the right of a Participant (or, after the Participant’s death, his or her beneficiaries) to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants, beneficiaries and creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

Article IX

Subsidiaries

9.1 Subsidiaries. If a Participant defers any amounts pursuant under the Plan which are earned with respect to service as a subsidiary of the Company, then the provisions of this Plan relating to the establishment of a an Account and the crediting and payment of amounts with respect thereto shall apply to such subsidiary as if the subsidiary was the Company hereunder. Notwithstanding the foregoing, the Plan shall be administered and may be amended and/or terminated by the Board.

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 30th, 2008.

PRIVATE BANCORP, INC.

By:	/s/ Joan Schellhorn
Title:	Chief Human Resources Officer

20